EXHIBIT 99.1

AT THE COMPANY
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Brenda Abuaf, Director of Shareholder Services
(800) 831-4826


             CHARTERMAC COMPLETES $121.6 MILLION HOUSING TAX CREDIT
                          BENEFIT GUARANTEE TRANSACTION


NEW YORK, NY - April 28, 2005 - CharterMac (the "Company") (AMEX: CHC) today announced that its subsidiary has closed a transaction to guarantee tax benefits to an investor in Related Capital Credit Enhanced Partners LP - Series B ("RCCEP"), a partnership designed to generate federal low-income housing tax credits ("LIHTCs"). IXIS Financial Products Inc. ("IXIS"), a highly rated financial institution, has provided credit intermediation to RCCEP in order to provide to the investor a minimum internal rate of return. Charter Mac Corporation ("CM Corp."), CharterMac's wholly owned subsidiary, has agreed to back-up IXIS' obligation, and CM Corp. and IXIS will each be paid a credit intermediation fee by RCCEP.

RCCEP is a fund sponsored by Related Capital Company, also a CharterMac subsidiary. The investor in the fund will be allocated LIHTCs and other tax benefits in return for investing approximately $121.6 million to finance a portion of the development and ownership of 19 multifamily properties. The properties were also financed with the proceeds of approximately $153.3 million of tax-exempt debt, which was provided by CharterMac.

"In addition to representing the first guaranteed fund closed by CharterMac this year, RCCEP signifies the second such fund closed with IXIS following the launch of our strategic relationship with the company late last year," stated Marc D. Schnitzer, President of CharterMac. "We look forward to continuing to grow and expand this relationship with IXIS, and we hope to work with them to increase CharterMac's market share in the credit intermediation industry."

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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